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                           HANOVER COMPRESSOR COMPANY
                           2001 EQUITY INCENTIVE PLAN

                                   ARTICLE I.
                                    PREAMBLE

     1.1 Preamble. Hanover Compressor Company, a Delaware corporation (the "Company"), hereby establishes the Hanover Compressor Company 2001 Equity Incentive Plan (the "Plan") as a means whereby the Company may, through awards of restricted stock and non-qualified stock options:

          (a) provide Company Officers, Employees, Directors and Consultants with additional incentive to promote the success of the Company's and its Subsidiaries' businesses;

          (b) enable such Employees to acquire proprietary interests in the Company; and

          (c) encourage such Employees to remain in the employ of the Company and its Subsidiaries.

     Except as specifically provided herein, the provisions of this Plan do not apply to or affect any option, stock appreciation rights, or stock heretofore or hereafter granted under any other stock plan of the Company or any Subsidiary, and all such options, stock appreciation right or stock continue to be governed by and subject to the applicable provisions of the plan or agreement under which they were granted.

                                   ARTICLE II.
                                   DEFINITIONS

     2.1 "Award" means an Option or Restricted Stock award, which may be granted or purchased under the Plan.

     2.2 "Award Agreement" means a written agreement executed by an authorized officer of the Company and the Participant, which shall contain such terms and conditions with respect to an Award as the Committee shall determine, consistent with the Plan.

     2.3 "Award Limit" means 500,000 shares of Common Stock.

     2.4 "Board" or "Board of Directors" means the board of directors of the Company.

     2.5 "Cause" means (i) the commission by such Participant of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company (including the unauthorized disclosure of confidential or proprietary material information of the Company), (ii) a conviction of such Participant (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of a Participant to follow the written directions of the chief executive officer of the Company or the Board in the case of executive officers of the Company; (iv) willful misconduct as an Employee of the Company, (v) the willful


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failure of such Participant to render services to the Company in accordance with his employment or consulting arrangement, which failure amounts to a material neglect of his duties to the Company or (vi) substantial dependence, as determined by the Board, on alcohol or any drug, immediate precursor or other substance listed in Schedule I-V of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended, as determined in the sole discretion of the Committee.

     2.6 "Change in Control" means the occurrence of any one of the following events:

          (a) any (A) consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or which contemplates that all or substantially all of the business and/ or assets of the Company shall be controlled by another corporation or (B) a recapitalization (including an exchange of Company equity securities by the holders thereof), in either case, in which any "Person" (as such term is used in Sections 13(d) and (14(d)(2) of the Exchange Act), other than the Controlling Shareholders, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote in the election of directors;

          (b) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries or Affiliates;

          (c) approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, unless such plan or proposal is abandoned within 60 days following such approval; or

          (d) any "Person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Controlling Shareholders, shall become the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote in the election of directors.

     2.7 "Code" means the Internal Revenue Code of 1986, as it exists now and as it may be amended from time to time.

     2.8 "Committee" means the Compensation Committee of the Board or any other committee comprised of two or more Directors appointed by the Board to administer the Plan, as the case may be. Each member of the Committee shall (a) be a "non-employee director" as defined by Rule 16b-3 of the Exchange Act, as amended from time to time or any successor rule thereof; and (b) be an outside Director as determined under Treasury Regulation 26 CFR ss.1.162-27(e)(3) or any successor regulation thereto. Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors.

     2.9 "Common Stock" means the common stock of the Company, $.001 par value.

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     2.10 "Company" means Hanover Compressor Company, a Delaware corporation, and any successor thereto.

     2.11 "Consultant" means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities; and (iii) the consultant or adviser is a natural person.

     2.12 "Controlling Shareholders" means GKH Investments, L.P., GKH Partners, L.P., and the partners therein.

     2.13 "Director" means a member of the Board.

     2.14 "Disability" means being entitled to disability benefits under the terms of the Company's long term disability plan.

     2.15 "Employee" means any person, including an Officer or Director, who is an employee (within the meaning of Section 3401(c) of the Code) of the Company or any Parent or Subsidiary of the Company.

     2.16 "Exchange Act" means the Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended.

     2.17 "Fair Market Value" means for the relevant day:

          (a) If shares of Common Stock are listed or admitted to unlisted trading privileges on any national or regional securities exchange, the last reported sale price, regular way, as reported in the Wall Street Journal for the day Fair Market Value is to be determined;

          (b) If the Common Stock is not listed or admitted to unlisted trading privileges as provided in paragraph (a), and if sales prices for shares of Common Stock are reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. National Market System ("NASDAQ System"), then the last sale price for Common Stock reported as of the close of business on the day Fair Market Value is to be determined, or if no such sale takes place on that day, the average of the high bid and low asked prices so reported; if Common Stock is not traded on that day, the next preceding day on which such stock was traded; or

          (c) If trading of the Common Stock is not reported by the NASDAQ System or on a stock exchange, Fair Market Value will be determined by the Committee in its discretion based upon the best available data.

     2.18 "Grant Date" means the date upon which an Award is granted to a Participant under the Plan.



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     2.19 "Officer" means a corporate or equivalent officer of the Company or any Subsidiary or Affiliate of the Company.

     2.20 "Option" means the right of a Participant to purchase a specified number of shares of Common Stock, subject to the terms and conditions of the Plan.

     2.21 "Option Price" means the price per share at which an Option may be exercised.

     2.22 "Participant" means an individual to whom an Option or Restricted Stock has been granted under the Plan.

     2.23 "Plan" means the Hanover Compressor Company 2001 Equity Incentive Plan, as set forth herein and as from time to time amended.

     2.24 "Restricted Stock" means Common Stock awarded under Article VI of the Plan.

     2.25 "Securities Act" means the Securities Act of 1933, as it exists now or from time to time may hereinafter be amended.

     2.26 "Subsidiary" means any corporation or other entity of which the majority voting power or equity interest is owned directly or indirectly by the Company.

     2.27 "Termination of Employment" means:

          (a) with respect to an Employee when the Employee's employment relationship with the Company and all of its Subsidiaries is terminated, regardless of any severance arrangements. A transfer from the Company to a Subsidiary or affiliate, or vice versa is not a termination of employment for purposes of this Plan;

          (b) with respect to a Consultant when the Consultant's consulting relationship with the Company is terminated either due to the termination of any consulting agreement, or otherwise, regardless of the fact that no employment relationship exists;

          (c) with respect to an Officer or Director when such individual is no longer serving as an Officer or Director of the Company, as a Consultant to or Employee of the Company and any of its Subsidiaries.

                                  ARTICLE III.
                            STOCK SUBJECT TO THE PLAN

     3.1 Stock Subject to the Plan. The shares of stock subject to awards of Restricted Stock and Options shall be shares of the Company's Common Stock. Subject to adjustment as provided in Article XI, the aggregate number of shares which may be used upon exercise of Options and the purchase of Restricted Stock under the Plan shall not exceed 1,500,000 of which no more than 1,000,000 may be granted as Restricted Stock. Reserved shares may be either authorized but unissued shares or treasury shares, in the Board's discretion. The maximum number of shares which may be subject to Awards granted under this Plan to any individual in any calendar year shall not exceed the Award Limit. If any Option grants hereunder shall


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terminate or expire such shares shall be eligible to be granted as new Options under this Plan; provided, however, to the extent required by Section 162(m) of the Code, shares subject to Options which are canceled continue to be counted against the Award Limit granted to the Participant.

     3.2 Add-back of Awards. If any Option under the Plan expires or is canceled without having been fully exercised, or is exercised in whole or in part for cash as permitted by the Plan, the number of shares subject to such Option but as to which such Option is not exercised prior to its expiration, cancellation or exercise may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1. Furthermore, any shares subject to Options which are adjusted pursuant to Article XI and become exercisable with respect to shares of stock of another corporation shall be considered cancelled and may again be optioned, granted or awarded hereunder, subject to the limitations of Section
3.1. Shares of Common Stock which are delivered by the Participant or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1. If any shares of Restricted Stock are surrendered by the Participant or repurchased by the Company pursuant to Section 6.3 hereof, such shares may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1.

ARTICLE IV.
                              ELIGIBLE PARTICIPANTS

4.1 Eligible Participants. All Employees, Officers, and Directors of the Company and its Subsidiaries, and those Consultants (who are not otherwise Employees of the Company or any of its Subsidiaries) are eligible to participate in the Plan. Subject to the provisions of the Plan, the Committee shall determine from time to time those individuals who shall be designated as Participants and the number, if any, of Awards to be granted to each such Participant.

                                   ARTICLE V.
                               GRANTING OF AWARDS

     5.1 Granting of Awards. The Committee may grant Participants Restricted Stock or Options under the Plan. The Committee shall establish the amount of such Awards and the terms and conditions of each Award, provided that no Participant may be granted Awards in excess of the Award Limit.

     5.2 Non-Competition and Confidential Information. Each Participant receiving an Award shall be subject to the restriction that, during the term of his Award Agreement and for a period of two years thereafter, he or she (i) will not compete with any business of the Company or its Subsidiaries and (ii) will not disclose to persons outside the Company confidential information concerning the Company or its Subsidiaries without the Company's express written consent.


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                                  ARTICLE VI.
                    TERMS AND CONDITIONS OF RESTRICTED STOCK

     6.1 Subscription Agreement. Each Award under the Plan shall be evidenced by a Subscription Agreement. Each Subscription Agreement, in such form as is approved by the Committee, shall be subject to such terms and conditions, not inconsistent with the Plan as the Committee may deem appropriate. Awards of Restricted Stock may, as determined by the Committee, be made for a purchase price, as established by the Committee or without payment of a purchase price therefor, but in consideration of performance of prior services for the Company or any Subsidiary.

     6.2 Rights as Stockholders. Subject to Section 6.3 and Article IX, upon delivery of the shares of Restricted Stock to the Participant, the Participant shall have, unless otherwise provided by the Committee, all the rights of a stockholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Committee, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 6.3.

     6.3 Restriction. All shares of Restricted Stock issued under the Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions as the Committee shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that by action taken after the Restricted Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Restricted Stock. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

     6.4 Legend. In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Committee shall cause a legend or legends to be placed on certificates representing the restrictions applicable to all shares of Restricted Stock, which legend or legends shall make appropriate reference to the conditions imposed thereby.

     6.5 Escrow. The Secretary of the Company or such other escrow holder as the Committee may appoint shall retain physical custody of each certificate representing Restricted Stock as collateral, until such time as the Participant satisfies his or her obligation on the four year loan between the Company and the Participant.

     6.6 Section 83(b) Election. If a Participant makes an election under
Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.



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                                  ARTICLE VII.
                         TERMS AND CONDITIONS OF OPTIONS

     7.1 Option Agreement. Each Option shall be evidenced by an agreement between the Company and the Participant. Each Option Agreement, in such form as is approved by the Committee, shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan as the Committee may deem appropriate:

          (a) Option Period. Each Option will expire as of the earliest of:

               (i) ten years from the Grant Date;

               (ii) the date on which it is forfeited under the provisions of
          Article IX;

               (iii) the date three months after the Participant's Termination of Employment for any reason other than death or Disability; or

               (iv) the date twelve months after the Participant's death or Disability.

          (b) Option Price. At the time when the Option is granted, the Committee will fix the Option Price. The Option Price may be greater than, less than, or equal to Fair Market Value on the Option Date, as determined in the sole discretion of the Committee.

          (c) Other Option Provisions. The form of Option authorized by the Plan may contain such other provisions as the Committee may from time to time determine.

     7.2 Non-Qualified Stock Options. All Options granted under this Plan shall be nonstatutory options, which are not intended to be classified as "incentive stock options" under Section 422 of the Code.

     7.3 Non-transferability of Options. The Options granted under the Plan are not transferable, voluntarily or involuntarily, other than by will or the laws of descent and distribution, or to the extent permissible under Section 422 of the Code pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code. During a Participant's lifetime his Options may be exercised only by him.

     7.4 Rights as Stockholders. No Common Stock may be delivered upon the exercise of any Option until full payment has been made and all income tax withholding requirements thereon have been satisfied. A Participant has no rights whatsoever as a stockholder with respect to any shares covered by an Option until the date of the issuance of a stock certificate for the shares.

                                 ARTICLE VIII.
                          MANNER OF EXERCISE OF OPTIONS

     8.1 Manner of Exercise of Options. To exercise an Option in whole or in part, a Participant (or, after his death, his executor or administrator) must give written notice to the Committee, stating the number of shares to which he intends to exercise the Option. The


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Company will issue the shares with respect to which the Option is exercised upon payment in full of the Option Price. The Option Price may be paid (i) in cash,
(ii) in shares of Common Stock that the Participant has held for at least six months having an aggregate Fair Market Value, as determined on the date of delivery, equal to the Option Price, (iii) if permitted by the Committee, by cash or certified or cashier's check for the par value of the Plan Shares plus a promissory note for the balance of the purchase price, which note shall be recourse to the Participant, bear a reasonable rate of interest and contain such terms and provisions as the Committee may determine, or (iv) by delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay for all Common Stock acquired through such exercise and any tax withholding obligations resulting from such exercise.

                                  ARTICLE IX.
                                VESTING OF AWARDS

     9.1 Vesting. Unless otherwise provided in a Participant's Award Agreement, Awards shall vest and become exercisable and nonforfeitable as provided herein. A Participant may not exercise an Award until it has become vested. The portion of an Award that is vested depends upon the period that has elapsed since the Grant Date. Unless the Committee establishes a different vesting schedule at the time when an Option is granted, all Options granted under this Plan shall vest according to the following schedule:

             Period Elapsed                        Vested Percentage
             --------------                        -----------------

     First Anniversary of Grant Date                       10%
     Second Anniversary of Grant Date                      30%
     Third Anniversary of Grant Date                       60%
     Fourth Anniversary of Grant Date                     100%

     9.2 Forfeiture. Except as provided in this section, upon a Termination of Employment, a Participant forfeits any Awards that are not yet vested. Unless otherwise specified by the Committee in a Participant's Award Agreement, a Participant may exercise any Options to the extent vested upon Termination of Employment within the following periods: (a) if Termination of Employment is for any reason other than death, Disability or for Cause, then 90 days following Termination of Employment, or (b) if Termination of Employment is for death or Disability, then for 12 months following Termination of Employment. Unless the Committee in its sole discretion specifically waives the application of this sentence, then notwithstanding the vesting schedule contained herein or in the Participant's agreement, if the Participant's Termination of Employment is terminated for Cause all Options granted to the Participant will be immediately cancelled and forfeited by the Participant upon delivery to him of notice of such termination for Cause.

                                   ARTICLE X.
                                 ADMINISTRATION

     10.1 Administration. The Plan shall be administered by the Committee. In addition to any other powers set forth in this Plan, the Committee has the exclusive authority:


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          (a) to construe and interpret the Plan, and to remedy any ambiguities or inconsistencies therein;

          (b) to establish, amend and rescind appropriate rules and regulations relating to the Plan;

          (c) subject to the express provisions of the Plan, to determine the individuals who will receive Awards, the times when they will receive them, the number of shares to be subject to each Award, the Option Price, payment terms, payment method, and expiration date applicable to each Award;

          (d) to contest on behalf of the Company or Participants, at the expense of the Company, any ruling or decision on any matter relating to the Plan or to any Awards;

          (e) generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the grants of Awards as it may deem necessary or advisable;

          (f) to determine the form in which tax withholding under Section 11.3 of this Plan will be made; and

          (g) to amend the Plan or any Award granted hereunder as may be necessary in order for any business combination involving the Company to qualify for pooling-of-interest treatment under APB No. 16.

     10.2 Amendment of the Plan. The Committee may from time to time amend or revise the terms of this Plan in whole or in part and may adopt any amendment deemed necessary; provided, however, that, except as provided in Section 4(g), no change in any Options previously granted to a Participant may be made that would impair the rights of the Participant without the Participant's consent; provided, however, that without the consent of the shareholders, the Committee may not (i) amend the number of shares which may be issued upon exercise of Options or granted as Restricted Stock, (ii) increase the Award Limit, or (iii) extend the term of the Plan beyond ten (10) years.

                                  ARTICLE XI.
                            MISCELLANEOUS PROVISIONS

     11.1 Change of Control. Notwithstanding the provisions of Section 8 or anything contained in a Participant's agreement to the contrary, upon a Change in Control all Awards as determined by the Committee in its discretion shall be subject to the following:

          (a) The Company shall have the right to acquire from Participants their vested Options by payment of the difference between the price per share of Common Stock established in the Change in Control and the Option Price;

          (b) All unvested Options shall either (i) convert into options to purchase securities of the successor in the Change of Control on the same terms and conditions as apply to the Options under the Plan, (ii) convert into such consideration as the Participant


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

     would have received had the Options been fully vested, or (iii) be treated as otherwise determined by the Committee; and

          (c) All unvested shares of Restricted Stock shall either (i) convert into shares of Restricted Stock of the successor in the Change of Control on the same terms and conditions as apply to the shares Restricted Stock under the Plan, (ii) fully vest, no longer be subject to any restrictions and become transferable, or (iii) be treated as otherwise determined by the Committee.

     11.2 Adjustments to Reflect Changes in Capital Structure. If there is any change in the corporate structure or shares of the Company, the Committee may, in its discretion, make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares authorized by the Plan and, with respect to outstanding Awards, in the number and kind of shares covered thereby and with respect to Options in the applicable Option Price. For the purpose of this Section 11.2, a change in the corporate structure or shares of the Company includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization, or liquidation and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another entity.

     11.3 Withholding Tax. The Company shall have the right to withhold in cash or shares of Common Stock with respect to the exercise of Options or grants of Restricted Stock under the Plan any taxes required by law to be withheld.

     11.4 At-Will Employment. Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Participant any right to continue in the employ of, or as a Consultant for, the Company or any Subsidiary, or as a Director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment agreement between the Participant and the Company and any Subsidiary.

     11.5 Rules of Construction.

          (a) Governing Law. The construction and operation of this Plan are governed by the laws of the State of Delaware.

          (b) Undefined Terms. Unless the context requires another meaning, any term not specifically defined in this Plan has the meaning given to it by the Code.

          (c) Headings. All headings in this Plan are for reference only and are not to be utilized in construing the Plan.

          (d) Gender. Unless clearly appropriate, all nouns of whatever gender refer indifferently to persons of any gender.

          (e) Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural and vice versa.


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


          (f) Severability. If any provision of this Plan is determined to be illegal or invalid for any reason, the remaining provisions shall continue in full force and effect and shall be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

                                  ARTICLE XII.
                       CONDITIONS UPON ISSUANCE OF SHARES

     12.1 Conditions Upon Issuance Of Shares. An Option shall not be exercisable and a share of Common Stock shall not be issued pursuant to the exercise of an Option or grant of Restricted Stock until such time as the Plan has been approved by the Board of Directors and unless the exercise of such Option and the issuance and delivery of such share pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares of Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option or grant of Restricted Stock, the Company may require the person exercising such Option or receiving such Award to represent and warrant that the Common Stock is being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

                                 ARTICLE XIII.
                     EFFECTIVE DATE AND TERMINATION OF PLAN

     13.1 Effective Date. This Plan is effective as of the date of its adoption by the Board of Directors subject to the approval of the Company's shareholders. Prior to obtaining shareholder's approval, the Committee may, in its discretion, grant options under the Plan as if the Plan were effective, provided the exercise of the options so granted shall be expressly subject to the approval of the Plan by the shareholders.

     13.2 Termination of the Plan. The Board may terminate the Plan at any time with respect to any shares that are not then subject to Awards. Termination of the Plan will not affect the rights and obligations of any Participant with respect to Awards granted before termination. No Options or Restricted Stock shall be granted under the Plan after the tenth anniversary of the date the Plan is approved by the Company's shareholders under Section 13.1.


                                  * * * * * * *

     I hereby certify that the Plan was duly adopted by the Board of Directors of Hanover Compressor Company on March ___, 2001 and approved by the shareholders of Hanover Compressor Company on May 17, 2001.



                                     /s/ Richard S. Meller
                                     ---------------------
                                     Secretary




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